First Amendment to

Equity Interest Purchase Agreement

This First Amendment to Equity Interest Purchase Agreement (the “Amendment”) is made and entered into to be effective as of March 20, 2017, by and among (i) Zen Energy, Inc., a Texas corporation (the “Purchaser”), (ii) Luccirelli & Gomez, LLC (“L&G”), (iii) TCN Holdings, LLC (“TCN” and, together with L&G, collectively, the “Sellers” or individually, a “Seller”), (iv) Genaro Gomez Castanares (“Castanares”), and (v) Donnie Goodwin (“Goodwin” and, together with Castanares, collectively, the “Principals” or individually, a “Principal”). Each of the Purchaser, the Sellers and the Principals are referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, the Parties are all of the parties to that one certain Equity Interest Purchase Agreement dated January 20, 2017 (the “Agreement”); and

WHEREAS, the Parties desire to make and enter into this Amendment for the purpose of amending the Agreement to amend certain provisions applicable to issuance of New Equity Interests to GSE, to omit the requirement for the GSE Services Agreement, and to extend the period for the Closing of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreement set forth in this Amendment and in the Agreement, the Parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement.

2. Recitals. Effective as of the effective date of this Amendment, the Parties hereby amend and replace the third recital of the Agreement in its entirety to read as follows:

“WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, an aggregate of eighty-seven and 4/10 percent (87.4%) of the Outstanding Equity Interests (the “Purchased Equity Interests”), on the terms and subject to the conditions set forth herein;”

3. GSE Subscription. Effective as of the effective date of this Amendment, the Parties hereby amend and replace Section 1.3 of the Agreement in its entirety to read as follows:

1.3 GSE Subscription for New Equity Interests.

(a) At the Closing, and as a condition to the consummation of the transactions contemplated by this Agreement, Purchaser and Sellers acknowledge and agree that Gulf States Energy, Inc., a Texas corporation (“GSE”) shall subscribe for and acquire new membership interests in the Company (the “New Equity Interests”), which New Equity Interests shall represent five percent (5%) of the total issued and outstanding membership interests in the Company, shall dilute the Purchased Equity Interests to eighty three percent (83%) of the total issued and outstanding membership interests in the Company, and shall dilute the Outstanding Equity Interests retained by the Sellers to an aggregate of twelve percent (12%) of the total issued and outstanding membership interests in the Company, all upon the simultaneous consummation of both GSE’s acquisition of the New Equity Interests and the transactions contemplated by this Agreement.

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(b) Purchaser and Sellers acknowledge and agree that GSE’s subscription for and acquisition of the New Equity Interests shall be pursuant to the terms and conditions of a subscription agreement (the “GSE Subscription Agreement”) in a form to be mutually agreed upon and to be entered into between GSE and the Company and delivered at and as a condition to Closing.

4. Closing. Effective as of the effective date of this Amendment, the Parties hereby amend and replace Section 2.1 of the Agreement in its entirety to read as follows:

“2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Pulman, Cappuccio, Pullen, Benson & Jones, LLP, 2161 N.W. Military Hwy., Suite 400, San Antonio, Texas 78213, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article VIII, or at such other time, date and location or by electronic/virtual closing, as Purchaser and the Sellers shall agree in writing (the date on which such Closing takes place, the “Closing Date”); provided, however, that the Closing shall occur no later than August 30, 2017, unless such date is extended by the written agreement of the Purchaser and the Sellers.”

5. Closing Deliverables. Effective as of the effective date of this Amendment, the Parties hereby amend and replace Section 2.7(c) of the Agreement in its entirety to read as follows:

(c) At the Closing, the Parties shall take all steps necessary to cause the GSE Subscription Agreement to be executed and delivered by GSE and the Company and to cause GSE to deliver the Amended Company Agreement executed by GSE.

6. Defined Terms. Effective as of the effective date of this Amendment, the Parties hereby amend Exhibit A to the Agreement by the deletion of the defined term “GSE Services Agreement” in its entirety and by the addition of the following new defined terms:

a. “Luminant” means Luminant Energy Company, LLC; and

b. “Luminant Contract” means that one certain Energy Marketing Support Agreement dated April 15, 2016, between the Company and Luminant.

7. Full Force and Effect. In the event any of the terms of the Agreement conflict with the terms of this Amendment, the terms of this Amendment shall control. Except as amended hereby, all terms and conditions of the Agreement shall remain in full force and effect, and Parties hereby ratify and confirm the Agreement as amended hereby. The Agreement, as amended herein, constitutes the entire agreement among the Parties regarding the subject matter thereof and no further modification of the Agreement or of this Amendment shall be binding unless amended as provided therein.

8. Counterparts. This Amendment may be executed in any number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one Amendment.

9. Governing Laws. This Amendment shall be construed and governed in accordance with the laws of the State of Texas without regard to the conflicts of laws provisions thereof.

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IN WITNESS WHEREOF, each of the Parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above.

Purchaser:

Zen Energy, Inc.

By:	Alex Rodriguez
Name:	Alex Rodriguez
Title:	Chief Executive Officer and President

Sellers:

Luccirelli & Gomez, LLC

By:	/s/ Genaro Gomez Castanares
Name:	Genaro Gomez Castanares
Title:	President

TCN Holdings, LLC

By:	/s/ Donnie Goodwin
Name:	Donnie Goodwin
Title:	Managing Member

Principals:

/s/ GENARO GOMEZ CASTANARES
Genaro Gomez Castanares

/s/ DONNIE GOODWIN
Donnie Goodwin

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